SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 30, 2015

CINCINNATI BANCORP

(Exact Name of Registrant as Specified in Charter)

Federal	333-202657	47-4931771
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

6581 Harrison Avenue, Cincinnati, Ohio	45247
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (513) 574-3025

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On September 30, 2015, Cincinnati Bancorp (the “Company”) announced that the members of Cincinnati Federal Savings and Loan Association (the “Bank”) approved the plan of reorganization from a mutual savings and loan association to a mutual holding company and stock issuance plan, as amended, pursuant to which the Bank will reorganize into the mutual holding company structure and the Company will issue 45% of its to be outstanding shares to subscribers in the offering, and 55% of its shares to CF Mutual Holding Company, a federally chartered mutual holding company.

The Company also announced that based upon preliminary results the subscription offering that closed on September 15, 2015 was oversubscribed. Based upon such preliminary results, it is expected that valid stock orders from members who qualify as eligible account holders as of December 31, 2013, the first priority in the subscription offering, will be filled. It is further expected that the ESOP will receive shares in the subscription offering, and that subscribers in categories three and four will have their subscription funds returned with interest. The Company is currently processing orders and will provide further information as soon as it is available.

The number of shares to be sold in connection with the reorganization and stock offering will be based on a final appraisal and receipt of final regulatory approval. The Company expects that the offering will close sometime during the month of October and will begin trading the following business day on the OTC Pink marketplace.

A copy of the press release is included as exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit	Description

99.1	Press Release dated September 30, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CINCINNATI BANCORP

DATE: September 30, 2015	By:	/s/ Joseph V. Bunke
Joseph V. Bunke
President